Exhibit 10.1

October 28, 2004

Mr. Kenneth A. Sexton

RE: Third Amendment to Amended Employment Agreement

Dear Ken:

This letter sets forth the agreement between you and Peregrine Systems, Inc. (the “Company”) to amend the terms of the Amended Employment Agreement between you and the Company, effective as of June 24, 2002, as amended on April 5, 2004 and July 30, 2004 (the “Amended Employment Agreement”), as set forth herein.

Effective as of October 1, 2004, the Amended Employment Agreement is hereby amended such that Section 1 of the Amended Employment Agreement is deleted in its entirety and replaced with the following:

“Employment. The Company hereby employs the Employee as Executive Vice President and Chief Financial Officer of Peregrine to perform such duties as are customarily performed by the Executive Vice President and Chief Financial Officer of a company, and the Termination Date shall be October 31, 2004.”

Other than as set forth herein, the terms and conditions of your Amended Employment Agreement shall remain unchanged and in full force and effect.  Please acknowledge your agreement with the foregoing by executing this letter in the space provided below.

Sincerely,

/s/ John Mutch
John Mutch
Chief Executive Officer

Acknowledged and agreed
to as of October 28, 2004

/s/ Ken Sexton
Ken Sexton